UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
Amendment No. 1 to Registration Statement
on Form 8-A dated July 6, 2006
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Allied World Assurance Company Holdings, AG
(Exact name of registrant as specified in its charter)

Switzerland	98-0681223
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Lindenstrasse 8
Baar/Zug
Switzerland	6340
(Address of principal executive offices)	(Zip Code)
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: N/A
Securities to be registered pursuant to Section 12(g) of the Act: None.
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:

Registered Shares, par value	The New York Stock Exchange
CHF 15.00 ($15.00)

Item 1. Description of Registrant’s Securities to be Registered
Item 2. Exhibits
SIGNATURES
EXHIBIT INDEX
EX-3.1
EX-3.2

EXPLANATORY NOTE
     This Registration Statement on Form 8-A/A is being filed by Allied World Assurance Company Holdings, AG, a Swiss corporation, to provide a description of Allied World Assurance Company Holdings, AG’s registered shares. Pursuant to the rules under the Securities Exchange Act of 1934, as amended, Allied World Assurance Company Holdings, AG is the successor issuer to Allied World Assurance Company Holdings, Ltd, a Bermuda company (“Allied World Bermuda”), whose common shares were described in the Registration Statement on Form 8-A filed by Allied World Bermuda with the Securities and Exchange Commission on July 6, 2006.
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 1. Description of Registrant’s Securities to be Registered
     The following description of Allied World Assurance Company Holdings, AG’s share capital is a summary. This summary is not complete and is subject to the complete text of Allied World Assurance Company Holdings, AG’s articles of association and organizational regulations, as well as Swiss corporate law.
     Except as specifically noted, “Allied World Switzerland,” “we,” “us,” “our” and similar words in this registration statement refer to Allied World Assurance Company Holdings, AG. Also, in this registration statement, “$” refers to U.S. dollars and “CHF” to Swiss francs. All amounts of Swiss francs reported in this registration statement, or metrics reported in U.S. dollars that are based on Swiss francs (for example par value and share capital amounts for Allied World Switzerland), assume an exchange rate of CHF 1.00 to $1.00, the exchange rate prevailing on November 29, 2010.
Capital Structure
     As of December 1, 2010, we had a total share capital of CHF 597,019,530 comprised of 39,801,302 voting shares, with a par value of CHF 15.00 ($15.00) per share. As of December 1, 2010, we had a participation capital of CHF 3,035,100 comprised of 202,340 non-voting participation certificates, with a par value of CHF 15.00 ($15.00) per certificate. In addition, our articles of association authorize our board of directors to increase the share capital by a maximum amount of 20% of the share capital registered in the commercial register up to CHF 119,403,900 or 7,960,260 voting shares, par value CHF 15.00 ($15.00) per share, and create conditional share capital of 7,200,000 voting shares with a par value of CHF 15.00 ($15.00) per share.
     Increases of Share Capital. Under Swiss law, Allied World Switzerland may increase its share capital and issue new shares through an ordinary capital increase, an authorized capital increase or a conditional capital increase. In each case the issue price for each share may not be less than the par value of the newly issued share. The ordinary capital increase is resolved by the general meeting. The required majority is as a general rule the approval by a majority of the votes cast at the general meeting. A qualified majority of at least 66 2/3% of the votes and the majority of the par value of the voting shares, each as represented at the general meeting, is required for capital increases against contributions-in-kind or capital increases where the preemptive rights of shareholders are limited or excluded. The amount by which the capital can be increased in an ordinary capital increase is unlimited, under the condition that sufficient funds can be provided to cover the capital increase. An ordinary capital increase that has been approved by the shareholders must be executed within three months of shareholder approval.
     The shareholders can further authorize the board of directors by way of an amendment of the articles of association to increase the share capital in an amount not to exceed 50% of the share capital registered in the commercial register for a period of two years without further shareholder approval. To create authorized capital, a resolution of the general meeting passed by a qualified majority of at least 66 2/3% of the votes and a majority of the par value of the voting shares represented at a general meeting is required. Additional information regarding authorized share capital increases is set forth below under “— Authorized Share Capital.”
     Under Swiss law, conditional share capital is used to issue new shares in the context of employee benefit and incentive plans, debt instruments with conversion rights or warrants granted to shareholders. To create conditional capital, a resolution of the general meeting passed by a qualified majority of at least 66 2/3% of the votes and a majority of the par value of the voting shares represented at a general meeting is required. The requirements for a conditional capital increase are set forth below under “— Conditional Share Capital.”
     Authorized Share Capital. The board of directors is authorized to issue new voting shares at any time during the two-year period ending on November 30, 2012 and thereby increase the share capital, without further shareholder approval, by a maximum amount of 20% of the share capital registered in the commercial register or 7,960,260 voting shares, par value CHF 15.00 ($15.00) per share. After the expiration of the initial two-year period, and each subsequent two-year period, authorized share capital will be available to the board of directors for issuance of additional voting shares only if the authorization is reapproved by shareholders.
     The board of directors determines the time of the issuance, the issuance price, the manner in which the new voting shares have to be paid in, the date from which the new voting shares carry the right to dividends and, subject to the provisions of Allied World Switzerland’s articles of association, the conditions for the exercise of the preemptive rights with respect to the issuance as well as the allotment of preemptive rights that are not exercised. The board of directors may allow preemptive rights that are not exercised to expire, or it may place such rights or voting shares, the preemptive rights of which have not been exercised, at market conditions or use them otherwise in the interest of Allied World Switzerland.
     In an authorized capital increase, holders of Allied World Switzerland voting shares have preemptive rights to obtain newly issued voting shares in an amount proportional to the par value of the voting shares they already hold. However, the board of directors may withdraw or limit these preemptive rights in certain circumstances as set forth in Allied World Switzerland’s articles of association. For further details on these circumstances, see “— Preemptive Rights and Advance Subscription Rights.”
     Conditional Share Capital. Our articles of association provide for conditional capital that allows the board of directors to authorize the issuance of up to 7,200,000 of additional voting shares without obtaining additional shareholder approval as follows:
•	up to a maximum amount not exceeding CHF 15,000,000 ($15,000,000) (which is equivalent to 1,000,000 voting shares) in connection with the exercise of conversion and/or option or warrant rights granted in connection with bonds, notes or similar instruments, issued or to be issued by Allied World Switzerland or by subsidiaries of Allied World Switzerland, including convertible debt instruments;

•	up to a maximum amount not exceeding CHF 63,000,000 ($63,000,000) (which is equivalent to 4,200,000 voting shares) in connection with the exercise of option rights granted to any employee of Allied World Switzerland or a subsidiary, and any consultant, director or other person providing services to Allied World Switzerland or a subsidiary; or

•	up to a maximum amount not exceeding CHF 30,000,000 ($30,000,000) (which is equivalent to 2,000,000 voting shares) in connection with the exercise of the shareholder warrant previously granted at the time of our formation to American International Group, Inc. (“AIG”).
     Shareholders’ preemptive rights are excluded with respect to new shares issued out of conditional share capital in connection with our equity-based incentive plans and the warrants granted to AIG at the time of our formation.
     In connection with the issuance of bonds, notes or other similar instruments convertible into or exercisable or exchangeable for Allied World Switzerland voting shares to be issued out of conditional share capital, the board of directors is authorized to withdraw or limit the advance subscription rights of shareholders in certain circumstances. See “— Preemptive Rights and Advance Subscription Rights” below.
     Other Classes or Series of Shares. The board of directors may not create shares with increased voting powers (i.e., super voting shares) or preferred stock (Vorzugsaktien). To create super-voting shares or preferred stock (Vorzugsaktien), a resolution of the general meeting passed by a qualified majority of at least 66 2/3% of the votes and a majority of the par value of the voting shares represented at the general meeting is required. To create preferred stock, a resolution of the general meeting passed by a majority of the votes cast at the general meeting is required.
     Treasury Shares. Treasury Shares held by Allied World Switzerland or any of its subsidiaries are available for future issuances of shares, such as pursuant to our equity-based incentive plans and under the put agreements we may enter into with the holders of the Allied World Switzerland non-voting participation certificates. These Treasury Shares do not have any voting or other rights while held by Allied World Switzerland or any of its subsidiaries.
Preemptive Rights and Advance Subscription Rights
     Under the Swiss Code of Obligations (the “Swiss Code”), if new voting shares or non-voting participation certificates are being issued, the existing shareholders or holders of non-voting participation certificates will generally have preemptive rights in relation to such voting shares or non-voting participation certificates or rights in proportion to the respective par values of their holdings. In the context of an ordinary capital increase resolved by the general meeting, the shareholders may by a qualified majority of at least 66 2/3% of the votes and a majority of the par value of the voting shares represented at a general meeting resolve to withdraw or limit the preemptive rights for valid reasons (such as a merger, an acquisition or any of the reasons authorizing the board of directors to withdraw or limit the preemptive rights of shareholders in the context of an authorized capital increase as described below).
     If the general meeting of shareholders approves the creation of authorized or conditional capital, it can thereby also delegate the decision whether to withdraw or limit the preemptive and advance subscription rights for valid reasons to the board of directors. Allied World Switzerland’s articles of association provide for this delegation with respect to Allied World Switzerland’s authorized and conditional share capital in the circumstances described below under “— Authorized Share Capital” and “— Conditional Share Capital.”
     Allied World Switzerland’s articles of association provide that if the share capital and the participation capital are increased at the same time and in the same proportion, shareholders may subscribe only to voting shares and participants only to non-voting participation certificates. Pre-emptive and advance subscription rights of participants are excluded, if and to the extent such rights of the shareholders are excluded.
     Authorized Share Capital. Under the articles of association, the board of directors is authorized to withdraw or limit the preemptive rights of shareholders (and to allocate them to third parties) with respect to the issuance of voting shares from authorized capital if the issuances are made for the purpose of:
•	mergers, acquisitions of enterprises or participations, financing and/or refinancing of such mergers and acquisitions and other investment projects (including by way of private placements);

•	improving the regulatory capital position of Allied World Switzerland or its subsidiaries (including by way of private placements);

•	broadening the shareholder constituency;

•	the participation of employees; or

•	exchanging non-voting participation certificates as well as a buy-back of non-voting participation certificates in exchange for voting shares out of authorized share capital.
     Conditional Share Capital. In connection with the issuance of bonds, notes, or similar instruments convertible into or exercisable or exchangeable for Allied World Switzerland voting shares, the preemptive rights of shareholders are excluded and the board of directors is authorized to withdraw or limit the advance subscription rights of shareholders with respect to such bonds, notes, or similar instruments convertible into or exercisable or exchangeable for Allied World Switzerland voting shares if their issuance is made in order to (1) finance or re-finance the acquisition of companies, parts of companies or holdings, or new investments planned by Allied World

Switzerland, or (2) issue convertible bonds and warrants on the international capital markets or through private placement.
     If the advance subscription rights are to be excluded then:
•	the instruments have to be placed at market conditions;

•	the exercise period is not to exceed ten years from the date of issue for warrants and twenty years for conversion rights; and

•	the conversion or exercise price for the new shares is to be set at least in line with the market conditions prevailing at the date on which the instruments are issued. Preemptive rights are excluded with respect to the conditional share capital created for a shareholder warrant previously granted to AIG at the time of our formation.
     The preemptive rights of shareholders are excluded with respect to issuances of new voting shares out of conditional share capital under an equity-based incentive plan to directors, employees, contractors or other persons providing services to Allied World Switzerland or one of its subsidiaries or affiliates.
Participation Certificates
     Allied World Switzerland’s articles of association provide for participation capital amounting to CHF 3,035,100 ($3,035,100) or 202,340 non-voting participation certificates.
     The non-voting participation certificates have the same entitlement to dividends and liquidation distributions as the voting shares of Allied World Switzerland. Allied World Switzerland’s articles of association further provide that if the share capital and the participation capital are increased at the same time and in the same proportion, shareholders may subscribe only to voting shares and participants only to non-voting participation certificates. The Swiss Code states that if only the participation capital or only the share capital is increased or if one is increased more than the other, preemptive rights are to be allocated in such a way that both shareholders and participants maintain their participation in the same proportion as before. Preemptive rights of the participants (be it on non-voting participation certificates or voting shares) can be limited or withdrawn in accordance with the same criteria and conditions as are applicable to the voting shares.
     Holders of non-voting participation certificates are not entitled to attend and vote at the general meeting and may not exercise the shareholder rights associated therewith (e.g., right to request the convocation of a shareholders meeting, right to speak and/or make a motion at the shareholders meeting). As a matter of law, however, holders of non-voting participation certificates have the following rights:
•	right to orientation on the invitation to shareholders meetings;

•	similar to shareholders, rights to request access or information on corporate matters;

•	right to make a motion to appoint a special commissioner;

•	right to be informed about the resolutions of the shareholders meetings; and

•	right to initiate certain legal proceedings (e.g., challenge of shareholders resolutions and (limited rights under Swiss law) board resolutions, dissolution of the company, appointment of special commissioner and directors’ liability law suits).
     Allied World Switzerland’s articles of association provide that upon resolution of the general meeting and with the approval of the holders of non-voting participation certificates, all or any portion of such holders’ non-voting participation certificates may be converted into voting shares, at any time.

     Some holders of non-voting participation certificates may also hold a put right that enables them to require Allied World Switzerland to issue voting shares of Allied World Switzerland (to them or their third party designees) on a one-for-one basis in exchange for their non-voting participation certificates. Allied World Switzerland holds Treasury Shares for this purpose.
     According to the Swiss Code, resolutions limiting the rights of the holders of non-voting participation certificates afforded by law or the articles of association require an affirmative resolution by a special meeting of the participants.
Dividends
     Under Swiss law, dividends may be paid out only if the corporation has sufficient distributable profits from previous fiscal years, or if the corporation has freely distributable reserves, each as presented on the audited annual stand-alone statutory balance sheet. Payments out of the share and participation capital (in other words, the aggregate par value of Allied World Switzerland’s share and participation capital) in the form of dividends are not allowed; however, payments out of share and participation capital may be made by way of a capital reduction to achieve a similar result as the payment of dividends. See “— Reduction of Share Capital” for more information. Qualifying additional paid-in capital may only be paid out as dividends to shareholders and holders of non-voting participation certificates following approval by the shareholders of a reclassification of such qualifying additional paid-in capital as freely distributable reserves (to the extent permissible under the Swiss Code). The affirmative vote of shareholders holding a majority of the votes cast at a general meeting must approve reserve reclassifications and distributions of dividends. The board of directors may propose to shareholders that a dividend be paid but cannot itself authorize the dividend. In addition, an Allied World Switzerland shareholder may propose dividends without any dividend proposal by the board. To the extent that dividends are approved by the shareholders, they must be paid.
     Under the Swiss Code, if Allied World Switzerland’s general capital reserves amount to less than 20% of the share and participation capital recorded in the commercial register (i.e., 20% of the aggregate par value of Allied World Switzerland’s capital), then at least 5% of Allied World Switzerland’s annual profit must be retained as general reserves. The Swiss Code permits Allied World Switzerland to accrue additional general reserves. In addition, Allied World Switzerland is required to create a special reserve on its stand-alone annual statutory balance sheet in the amount of the purchase price of voting shares and non-voting participation certificates it or any of its subsidiaries repurchases, which amount may not be used for dividends or subsequent repurchases.
     Swiss companies generally must maintain a separate company, stand-alone statutory balance sheet for the purpose of, among other things, determining the amounts available for the return of capital to shareholders and holders of non-voting participation certificates, including by way of a distribution of dividends. Amounts available for the return of capital as indicated on Allied World Switzerland’s statutory balance sheet may be materially different from amounts reflected in the consolidated U.S. GAAP financial statements of Allied World Switzerland. Allied World Switzerland’s auditor must confirm that a dividend proposal made to shareholders conforms with the requirements of the Swiss Code and Allied World Switzerland’s articles of association.
     Allied World Switzerland is required under Swiss law to declare any dividends and other capital distributions in Swiss francs. Allied World Switzerland makes dividend payments to holders of Allied World Switzerland voting shares and non-voting participation certificates in U.S. dollars. Continental Stock Transfer & Trust Company is responsible for paying the U.S. dollars to registered holders of voting shares and non-voting participation certificates, less amounts subject to withholding for taxes.
Repurchases of Registered Shares
     The Swiss Code limits a company’s ability to hold or repurchase its own voting shares and non-voting participation certificates. Allied World Switzerland and its subsidiaries may only repurchase voting shares and non-voting participation certificates if and to the extent that sufficient freely distributable equity (including nominal share and participation capital, legal reserves, reserves for Allied World Switzerland’s own voting shares and non-voting participation certificates and special reserves) is available, as described above under “— Dividends.” The aggregate par value of all Allied World Switzerland voting shares and non-voting participation certificates held by

Allied World Switzerland and its subsidiaries may not exceed 10% of the aggregate share and participation capital. However, Allied World Switzerland may, according to legal doctrine, repurchase its own voting shares and non-voting participation certificates beyond the statutory limit of 10%, and the requirement for sufficient freely distributable equity will not apply, if the shareholders have passed a resolution at a general meeting of shareholders authorizing the board of directors to repurchase voting shares and non-voting participation certificates in an amount in excess of 10% and the repurchased voting shares and non-voting participation certificates are dedicated for cancellation. Any voting shares or non-voting participation certificates repurchased pursuant to such an authorization will then be cancelled at the next general meeting upon the approval of shareholders holding a majority of the votes cast at the general meeting.
     Repurchased voting shares held by Allied World Switzerland or its subsidiaries do not carry any rights to vote at a general meeting of shareholders but are entitled to the economic benefits generally associated with the voting shares. Repurchased non-voting participation certificates held by Allied World Switzerland or its subsidiaries are entitled to the economic benefits generally associated with the non-voting participation certificates.
Reduction of Share Capital
     Capital distributions may also take the form of a distribution of cash or property that is based upon a reduction of Allied World Switzerland’s share and participation capital recorded in the commercial register. Such a capital reduction requires the approval of shareholders holding a majority of the votes cast at the general meeting. A special audit report must confirm that creditors’ claims remain fully covered despite the reduction in the share and participation capital recorded in the commercial register. Upon approval by the general meeting of shareholders of the capital reduction, the board of directors must give public notice of the capital reduction resolution in the Swiss Official Gazette of Commerce three times and notify creditors that they may request, within two months of the third publication, satisfaction of or security for their claims. Reduction of share and participation capital requires that the company’s net assets still exceed the share and participation capital and statutory reserves after a par value reduction payment to the shareholders has been made.
General Meetings of Shareholders
     The general meeting of shareholders is Allied World Switzerland’s supreme corporate body. Ordinary and extraordinary shareholders meetings may be held. The following powers are vested exclusively in the shareholders meeting:
•	adoption and amendment of Allied World Switzerland’s articles of association;

•	election and removal of members of the board of directors and the auditor;

•	approval of the statutory required annual report, the annual accounts and the consolidated financial statements;

•	payments of dividends and any other distributions of capital;

•	discharge of the members of the board of directors from liability for business conduct; and

•	any other resolutions that are submitted to a general meeting of shareholders pursuant to law, Allied World Switzerland’s articles of association or by voluntary submission by the board of directors (unless a matter is within the exclusive competence of the board of directors pursuant to the Swiss Code).
     Under the Swiss Code and Allied World Switzerland’s articles of association, Allied World Switzerland must hold an annual, ordinary general meeting of shareholders within six months after the end of its fiscal year for the purpose, among other things, of approving the annual financial statements and the annual report, the annual election of directors for the class whose term has expired and the annual election of auditors. The invitation to general meetings must be published in the Swiss Official Gazette of Commerce at least 20 days prior to the relevant general meeting of shareholders. The notice of a meeting must state the items on the agenda and the proposals of the board of directors and of the shareholders who demanded that a shareholders meeting be held or that an item be included on the agenda and, in case of elections, the names of the nominated candidates. No resolutions may be passed at a shareholders meeting concerning agenda items for which proper notice was not given. This does not apply, however, to proposals made during a shareholders meeting to convene an extraordinary shareholders meeting or to initiate a special investigation. No previous notification is required for proposals concerning items included on the agenda or for debates as to which no vote is taken. Pursuant to the Swiss Code, any shareholder may make proposals for any item included on the agenda of a general meeting at any time before the taking of the resolution including the nomination of a director if the election of the board of directors is an item on the agenda. A shareholder registered in the share register with voting rights may participate in such meeting either in person or by a third party appointed by way of a written proxy. Beneficial owners of voting shares held through a nominee exercise shareholders’ rights through such nominee.
     Annual general meetings of shareholders may be convened by the board of directors or, under certain circumstances, by the auditor. A general meeting of shareholders can be held anywhere in Switzerland, provided that the selection of the meeting location does not impair shareholders’ participation rights.
     An extraordinary general meeting of Allied World Switzerland may be called upon the resolution of the board of directors or, under certain circumstances, by the auditor. In addition, the board of directors is required to convene an extraordinary general meeting of shareholders if so requested by the shareholders registered in the share register as holding an aggregate of at least 10% of the voting shares, specifying the items for the agenda and their proposals, or if it appears from the stand-alone annual statutory balance sheet that half of the company’s share capital and reserves are not covered by the company’s assets. In the latter case, the board of directors must immediately convene an extraordinary general meeting of shareholders and propose financial restructuring measures.
     Under Swiss law and Allied World Switzerland’s articles of association, a shareholder or group of shareholders registered in Allied World Switzerland’s share register representing voting shares with a par value of at least 1 million Swiss francs may submit a proposal for consideration by the shareholders at any annual meeting by giving written notice of such intent in writing and received by Allied World Switzerland not less than 60 calendar days in advance of the date of the meeting.
     The board of directors or chairman of the board of directors may postpone a shareholders meeting with sufficient factual reason, provided that notice of postponement is given to the shareholders in the same form as the invitation before the time for such meeting. A new notice is then required to hold the postponed meeting. According to legal doctrine, a general meeting of shareholders for which a notice of meeting has been duly published may not be adjourned without publishing a new notice of meeting.
     Shareholders registered with voting rights in the share register may, at a general meeting, raise new proposals or counterproposals related to any existing proposal or item already on the agenda. Except as required by law, no resolution of the shareholders may be passed on items proposed without notice at a general meeting and having no bearing on any of the proposed items of the agenda.
     Allied World Switzerland’s annual report and auditor’s report must be made available for inspection by the shareholders at Allied World Switzerland’s place of incorporation no later than 20 days prior to the meeting. The annual report will include Allied World Switzerland’s financial statements (statutory and consolidated) and a description of its business and economic situation. Each shareholder is entitled to request immediate delivery of a copy of these documents free of charge. Shareholders of record will be notified of this in writing.
Voting
     Each Allied World Switzerland voting share carries one vote at a general meeting of shareholders. Non-voting participation certificates have no voting rights. Voting rights may be exercised by shareholders registered in Allied World Switzerland’s share register with voting rights in person or by a duly appointed proxy of a shareholder registered in the share register with voting rights, which proxy need not be a shareholder. Except as described below, Allied World Switzerland’s articles of association do not limit the number of voting shares that may be voted by a single shareholder. Beneficial owners of voting shares held through a nominee exercise shareholders’ rights through the nominee.

     Allied World Switzerland’s articles of association limit the voting rights of voting shares that are “controlled shares” of a shareholder to one vote less than 10% of the total voting rights of Allied World Switzerland’s share capital as registered with the commercial register. Controlled shares of a shareholder consist of shares owned by the shareholder (i) directly or (ii) by application of certain constructive ownership rules. These rules are derived from constructive ownership rules contained in the U.S. Internal Revenue Code of 1986, as amended (the “U.S. Code”) relating to “controlled foreign corporation” status but are broader than the U.S. Code in that the U.S. Code distinguishes in some respects between U.S. and non-U.S. persons, while Swiss law would not support rules that discriminate based on citizenship or residence. The board of directors may waive this restriction.
     To be able to exercise voting rights, holders of the voting shares must apply to us for enrollment in our share register as shareholders with voting rights. Registered holders of voting shares may obtain the form of application from our transfer agent. The form of application includes a representation that the holder is holding voting shares for her/his own account. Certain exceptions exist for nominees. The board of directors has registered Cede & Co., as nominee of The Depository Trust Company (“DTC”), with voting rights with respect to shares held in “street name” through DTC.
     Registration of a shareholder in Allied World Switzerland’s share register can be refused on the following grounds:
•	No individual or legal entity may, directly or indirectly, formally, constructively or beneficially own (as defined in Article 14 of the articles of association) or otherwise control voting rights with respect to 10% or more of the share capital recorded in the commercial register. Those associated through capital, voting power, joint management or in any other way, or joining for the acquisition of shares, shall be regarded as one person. Persons holding voting shares exceeding the limit of 10% shall be entered in the share register with respect to such shares as shareholders without voting rights;

•	The limit of 10% of the share capital also applies to the subscription for, or acquisition of, voting shares by exercising option or convertible rights arising from registered or bearer securities or any other securities issued by Allied World Switzerland or third parties, as well as by means of exercising purchased preemptive rights arising from either registered or bearer shares. Persons holding voting shares exceeding the limit of 10% shall be entered in the share register with respect to such excess voting shares as shareholders without voting rights;

•	The board of directors shall reject entry of holders of voting shares as shareholder with voting rights in the share register or shall decide on their deregistration when the acquirer or shareholder upon request does not expressly state that she/he has acquired or holds the voting shares in her/his own name and for her/his own account.
     The board of directors may record Cede & Co and other nominees in our share register as shareholders with the right to vote without limitation when the nominee undertakes the obligation to disclose at any time to us at our written request the names, addresses and share holdings of each person for whom such nominee is holding voting shares. Beneficial owners of shares who hold their voting shares through nominees exercise their rights through the intermediation of such nominees.
     If the board of directors refuses to register a shareholder in the share register as a shareholder with voting rights, the board must notify the shareholder of such refusal within 20 days of the receipt of the application. Furthermore, the board may cancel, with retroactive application, the registration of a shareholder with voting rights if the initial registration was on the basis of false information in the shareholder’s application. Shareholders registered without voting rights may not participate in or vote at Allied World Switzerland’s shareholders’ meetings, but are entitled to dividends, preemptive rights and liquidation proceeds. Only shareholders that are registered as shareholders with voting rights on the relevant record date are permitted to participate in and vote at a general shareholders’ meeting.
     Treasury Shares, whether owned by Allied World Switzerland or one of its majority-owned subsidiaries, are not entitled to vote at general meetings of shareholders.

     Pursuant to Allied World Switzerland’s articles of association, the shareholders generally pass resolutions and make elections at the general meeting by the affirmative vote of a simple majority of the votes cast (whereby abstentions, broker non-votes, blank or invalid ballots are disregarded for purposes of establishing the majority).
     The Swiss Code and/or Allied World Switzerland’s articles of association require the affirmative vote of at least 66 2/3% of the voting rights and a majority of the par value of the voting shares, each as represented at a general meeting to approve the following matters:
•	a change of the purpose of Allied World Switzerland;

•	the creation of shares with privileged voting rights;

•	the restriction on the transferability of voting shares or non-voting participation certificates;

•	an increase of capital, authorized or subject to a condition;

•	an increase of capital out of equity against contributions in kind, or for the purpose of acquisition of assets and the granting of special benefits;

•	the limitation or withdrawal of preemptive rights;

•	a change in the domicile of Allied World Switzerland;

•	the liquidation of Allied World Switzerland;

•	the alleviating or withdrawal of restrictions upon the transfer of voting shares or non-voting participation certificates;

•	the conversion of voting shares into bearer shares and vice versa as well as the conversion of non-voting participation certificates into shares;

•	the dismissal of any member of the Board of Directors according to Article 705, paragraph 1 of the Swiss Code; and

•	any alteration or amendment of articles 8, 14, 15 or 16 of the articles of association, which relate to the voting rights of shareholders of Allied World Switzerland.
     The same supermajority voting requirements apply to resolutions in relation to transactions among corporations based on Switzerland’s Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets (the “Merger Act”), including a merger, demerger or conversion of a corporation (other than a cash-out or certain squeeze-out mergers, in which minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company, for instance, through cash or securities of a parent company of the acquiring company or of another company — in such a merger, an affirmative vote of 90% of the outstanding voting shares is required). Swiss law may also impose this supermajority voting requirement in connection with the sale of “all or substantially all of its assets” by Allied World Switzerland. See “— Compulsory Acquisitions; Appraisal Rights.”
     Allied World Switzerland’s articles of association require the affirmative vote of at least 66 2/3% of the votes and a majority of the par value of the voting shares represented at a general meeting to approve the removal of a member of the board of directors (with or without cause).

Quorum for General Meetings
     Under Swiss law, there is no mandatory quorum requirement unless set forth in a company’s articles of association (although certain actions by shareholders require the approval of a specified percentage of all voting shares, whether or not such shares are actually voted, which has the practical effect of a quorum requirement). Allied World Switzerland’s articles of association provide for a quorum requirement the presence of two or more persons at the meeting representing in person or by proxy more than 50% of Allied World Switzerland’s total outstanding voting shares throughout the meeting.
Inspection of Books and Records
     Under the Swiss Code, a shareholder registered in Allied World Switzerland’s share register has a right to inspect the share register with regard to her/his own shares and otherwise to the extent necessary to exercise her/his shareholder rights. No other person has a right to inspect the share register. The books and correspondence of a Swiss company may be inspected with the express authorization of the general meeting of shareholders or by resolution of the board of directors (if unlawfully denied, by court order) and subject to the safeguarding of the company’s business secrets. At a general meeting of shareholders, any shareholder registered in Allied World Switzerland’s share register is entitled to request information from the board of directors concerning the affairs of the company. Shareholders registered in Allied World Switzerland’s share register may also ask the auditor questions regarding its audit of the company. The board of directors and the auditor must answer shareholders’ questions to the extent necessary for the exercise of shareholders’ rights and subject to prevailing business secrets or other material interests of Allied World Switzerland.
Special Investigation
     If the shareholders’ inspection and information rights as outlined above prove to be insufficient, any shareholder may propose to the general meeting of shareholders that specific facts be examined by a special commissioner in a special investigation. If the general meeting of shareholders approves the proposal, Allied World Switzerland or any shareholder may, within 30 calendar days after the general meeting of shareholders, request the court at Allied World Switzerland’s registered office to appoint a special commissioner. If the general meeting of shareholders rejects the request, one or more shareholders representing at least 10% of the share capital or holders of voting shares in an aggregate par value of at least two million Swiss francs may request the court to appoint a special commissioner. The court will issue such an order if the petitioners can demonstrate that the board of directors, any member of the board or an officer of Allied World Switzerland infringed the law or Allied World Switzerland’s articles of association and thereby damaged the company or the shareholders. The costs of the investigation would generally be allocated to Allied World Switzerland and only in exceptional cases to the petitioners.
Compulsory Acquisitions; Appraisal Rights
     Business combinations and other transactions that are binding on all shareholders are governed by the Merger Act. A statutory merger or demerger requires that at least 66 2/3% of the voting shares and a majority of the par value of the voting shares, each as represented at the general meeting of shareholders vote in favor of the transaction. Under the Merger Act, a “demerger” may take two forms:
•	a legal entity may divide all of its assets and transfer such assets to other legal entities, with the shareholders of the transferring entity receiving equity securities in the acquiring entities and the transferring entity dissolving upon deregistration in the commercial register; or

•	a legal entity may transfer all or a portion of its assets to other legal entities, with the shareholders of the transferring entity receiving equity securities in the acquiring entities (in addition to the current shareholdings).
     If a transaction under the Merger Act receives all of the necessary consents, all shareholders would be compelled to participate in the transaction. See “— Voting.”

     Swiss companies may be acquired by an acquirer through the direct acquisition of the share capital of the Swiss company. With respect to corporations limited by shares, such as Allied World Switzerland, the Merger Act provides for the possibility of a so-called “cash-out” or “squeeze-out” merger if the acquirer controls 90% of the outstanding voting shares. In these limited circumstances, minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company (for instance, through cash or securities of a parent company of the acquiring company or of another company). For business combinations effected in the form of a statutory merger or demerger and subject to Swiss law, the Merger Act provides that if the equity rights have not been adequately preserved or compensation payments in the transaction are unreasonable, a shareholder may request the competent court to determine a reasonable amount of compensation.
     In addition, under Swiss law, the sale of “all or substantially all of its assets” by Allied World Switzerland may require a resolution of the general meeting of shareholders passed by holders of at least 66 2/3% of the voting rights and a majority of the par value of the voting shares, each as represented at the general meeting of shareholders.
     Whether or not a shareholder resolution is required depends on the particular transaction, including whether the following test is satisfied:
•	the company sells a core part of its business, without which it is economically impracticable or unreasonable to continue to operate the remaining business;

•	the company’s assets, after the divestment, are not invested in accordance with the company’s statutory business purpose; and

•	the proceeds of the divestment are not earmarked for reinvestment in accordance with the company’s business purpose but, instead, are intended for distribution to shareholders or for financial investments unrelated to the company’s business.
     If all of the foregoing apply, a shareholder resolution would likely be required.
Anti-Takeover Provisions
     Allied World Switzerland’s articles of association have provisions that could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors, and may have the effect of discouraging actual or threatened changes of control by limiting certain actions that may be taken by a potential acquirer prior to its having obtained sufficient control to adopt a special resolution amending Allied World Switzerland’s articles of association.
     The articles of association provide that Allied World Switzerland’s board of directors is divided into three classes serving staggered three-year terms. Under the Swiss Code, directors may at any time, with or without cause, be removed from office by resolution of the shareholders at a general meeting of shareholders, provided that a proposal for such resolution has been put on the agenda for the meeting in accordance with the requirements of the Swiss Code and Allied World Switzerland’s articles of association. Allied World Switzerland’s articles of association provide that a decision of the shareholders at a general meeting to remove a director requires the vote of shareholders holding 66 2/3% of the voting rights and a majority of the par value of the voting shares, each as represented at a general meeting.
     Allied World Switzerland’s articles of association include an authorized share capital, according to which the board of directors is authorized, at any time during a maximum two-year period, to issue a number of voting shares up to 20% of the share capital registered in the commercial register and to limit or withdraw the preemptive rights of the existing shareholders in various circumstances.
     Allied World Switzerland’s articles of association include a provision that permits the board of directors to refuse the registration of a shareholder as shareholder with voting rights in the share register if and to the extent such shareholder owns or otherwise controls alone or together with others 10% of the total voting rights of Allied World

Switzerland’s share capital as registered with the commercial register or if such shareholder refuses to confirm to the company that it has acquired the voting shares for its own account and benefit.
     In addition, under Allied World Switzerland’s articles of association, shareholders whose “controlled shares” (as defined in the articles of association) represent 10% or more of the total voting shares of Allied World Switzerland are limited to voting one vote less than 10% of the total voting rights of Allied World Switzerland’s share capital as registered with the commercial register, which could make it more difficult for a third party to acquire us without the consent of our board of directors.
     For other provisions that could be considered to have an anti-takeover effect, see “— Preemptive Rights and Advance Subscription Rights”, “— General Meetings of Shareholders” and “— Voting” above.
Legal Name; Formation; Registered Office
     The legal and commercial name of Allied World Switzerland is Allied World Assurance Company Holdings, AG. Allied World Switzerland was initially formed on May 4, 2010 and registered with the commercial register of the Canton of Zug on May 12, 2010. Allied World Switzerland is incorporated and domiciled in Zug, Switzerland, and operates under the Swiss Code as a stock corporation (Aktiengesellschaft). Allied World Switzerland is recorded in the Commercial Register of the Canton of Zug with the registration number CH-170.3.034.503-3. Allied World Switzerland’s fiscal year is the calendar year.
     Allied World Switzerland’s current registered office in Switzerland is Lindenstrasse 8, 6340 Baar/Zug, Switzerland.
Corporate Purpose
     Allied World Switzerland’s business purpose is to acquire, hold, manage and sell equity participations in businesses in Switzerland and abroad, including in insurance and reinsurance companies as well as in other companies.
Duration; Dissolution; Rights Upon Liquidation
     Allied World Switzerland’s duration is unlimited. Allied World Switzerland may be dissolved at any time with the approval of shareholders holding 66 2/3% of the voting rights and a majority of the par value of the voting shares, each as represented at a general meeting. Dissolution by court order is possible if Allied World Switzerland becomes bankrupt, or for cause at the request of shareholders holding at least 10% of Allied World Switzerland’s share capital. Under Swiss law, any surplus arising out of liquidation, after the settlement of all claims of all creditors, is distributed to shareholders and holders of non-voting participation certificates in proportion to the paid-up par value of voting shares and non-voting participation certificates held, subject to Swiss withholding tax requirements.
Uncertificated Shares
     Allied World Switzerland is authorized to issue voting shares in certificated or uncertificated form. Allied World Switzerland currently issues voting shares in uncertificated, book-entry form.
Stock Exchange Listing
     The voting shares of Allied World Switzerland are listed on the NYSE under the symbol “AWH.”
No Sinking Fund
     The voting shares of Allied World Switzerland have no sinking fund provisions.

No Liability for Further Calls or Assessments
     The voting shares of Allied World Switzerland are duly and validly issued, fully paid and nonassessable.
No Redemption or Conversion
     The voting shares of Allied World Switzerland are not convertible into shares of any other class or series or subject to redemption either by Allied World Switzerland or the holder of the voting shares.
Transfer and Registration of Ownership of Shares
     Allied World Switzerland has not imposed any restrictions applicable to the transfer of Allied World Switzerland voting shares. Allied World Switzerland’s share register is kept by Continental Stock Transfer & Trust Company, which acts as transfer agent and registrar. The share register reflects only record owners of Allied World Switzerland voting shares. Swiss law does not recognize fractional share interests.
Item 2. Exhibits
3.1	Articles of Association of Allied World Assurance Company Holdings, AG

3.2	Organizational Regulations of Allied World Assurance Company Holdings, AG

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 1, 2010	ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
	By:	/s/ Wesley D. Dupont
		Name:	Wesley D. Dupont
		Title:	Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit	Description

3.1	Articles of Association of Allied World Assurance Company Holdings, AG

3.2	Organizational Regulations of Allied World Assurance Company Holdings, AG